Exhibit 99.1

Tesla Fourth Quarter & Full Year 2017 Update

•      Record Model S and Model X deliveries in Q4 2017

•      Cash balance of $3.4B entering Q1 2018

•      2017 revenue of $11.8B, up 55% y-o-y from organic growth

•      2018 revenue growth expected to significantly exceed 2017 growth

•      Continuing to target Model 3 production rate of 5,000/wk by Q2 end

2017 was an important year in Tesla’s history.  Among other things, we started delivering Model 3 to customers, unveiled the Semi and the next-generation Roadster, installed the world’s largest battery in Australia, and had record vehicle production and deliveries of Model S and Model X.  We also learned many lessons from the slower than planned production ramp of Model 3. All of this sets the stage for 2018 to be a transformative year for us.

At some point in 2018, we expect to begin generating positive quarterly operating income on a sustained basis. With the planned ramp of both Model 3 and our energy storage products, our rate of revenue growth this year is poised to significantly exceed last year’s growth rate.  The launch of Model 3 is what Tesla had been building towards from day one.  We incorporated all the learnings from the development and production of Roadster, Model S, and Model X to create the world’s first mass market electric vehicle that is priced on par with its gasoline-powered equivalents – even without incentives.  Now we are ramping up production significantly, and as we look ahead in 2018, we are on the cusp of a step change in the world’s transition to sustainability.

ADVANCING SUSTAINABLE TRANSPORT

We continue to target weekly Model 3 production rates of 2,500 by the end of Q1 and 5,000 by the end of Q2. It is important to note that while these are the levels we are focused on hitting and we have plans in place to achieve them, our prior experience on the Model 3 ramp has demonstrated the difficulty of accurately forecasting specific production rates at specific points in time. What we can say with confidence is that we are taking many actions to systematically address bottlenecks and add capacity in places like the battery module line where we have experienced constraints, and these actions should result in our production rate significantly increasing during the rest of Q1 and through Q2.

Our goal is to become the best manufacturer in the automotive industry, and having cutting edge robotic expertise in-house is at the core of that goal.  Our recent acquisitions of advanced automation companies have added to our talent base and are helping us increase Model 3 production rates more effectively.  We don’t want to simply replicate what we have built previously while designing additional capacity. We want to continuously push the boundaries of mass manufacturing.

As we shared previously, in order to incorporate our learnings and be capital efficient, we intend to start adding enough capacity to get to a 10,000 unit weekly rate for Model 3 once we have first hit the 5,000 per week milestone.

Despite the delays that we experienced in our production ramp, Model 3 net reservations remained stable in Q4.  In recent weeks, they have continued to grow as Model 3 has arrived in select Tesla stores and received numerous positive reviews, including Automobile Magazine’s 2018 Design of the Year award.  We want to thank both our Model 3 suppliers and our customers, who have continued to be such great partners and advocates, while patiently waiting as the ramp continues to accelerate.

In Q4, we delivered 28,425 Model S and Model X vehicles and 1,542 Model 3 vehicles, totaling 29,967 deliveries. Combined Model S and Model X deliveries in Q4 grew 10% globally compared to our prior record in Q3, and they grew 28% compared to Q4 2016. As we indicated heading into Q4, production of Model S and Model X during the quarter was limited to 22,137 vehicles due to reallocation of some of the manufacturing resources to Model 3 production.  This enabled us to reduce our finished-goods inventory to the lowest level in about 18 months.

Combined Model S and Model X net orders in Q4 were just shy of Q3’s all-time high.  Importantly, combined orders for Model S and Model X grew significantly in 2017 compared to 2016.  There had initially been concerns about whether Model 3 would cannibalize Model S and Model X.  It seems the opposite is true.  In stores where Model 3 is on display, customer foot traffic has increased considerably and orders for Model S and Model X have in fact increased.  There has been an even bigger increase in solar and Powerwall sales.

The upcoming autonomous coast-to-coast drive will showcase a major leap forward for our self-driving technology. Additionally, an extensive overhaul of the underlying architecture of our software has now been completed, which has enabled a step-change improvement in the collection and analysis of data and fundamentally enhanced its machine learning capabilities.  Our neural net, which expands as our customer fleet grows, is able to collect and analyze more high-quality data than ever before, enabling us to rollout a series of new Autopilot features in 2018 and beyond.

During Q4, we opened 12 new store and service locations resulting in 330 total locations worldwide at the end of the year.  Service capacity more than doubled in 2017, partially due to new locations, but also through a 50% increase in productivity of existing service locations, as well as the significant expansion of our Mobile Service fleet, which now has 230 vehicles.  We strive to create the best car ownership experience on the planet, and a big part of that is through not requiring customers to come in to service their vehicle.  In North America alone, Mobile Service is now completing 30% of all service jobs, allowing those customers to never have to leave their home or office to get their cars serviced.  Not surprisingly, Mobile Service has achieved customer satisfaction that averages 98%.  In addition, the cost of servicing with our Mobile Service fleet is significantly lower than from our service centers.  It now covers all of North America and provides a level of convenience and a speed for scaling that is unique and unprecedented in the industry.  In 2018, we will continue to increase our service capacity with the goal of always remaining ahead of the Model 3 ramp.

Our Supercharger network has seen the most significant growth yet.  In 2017, 338 new locations opened for a total of 1,128 Supercharger stations globally.  Between Supercharger and Destination Charging, we increased capacity by over 90%. In preparation for Model 3, we opened several large Supercharger stations along our most popular corridors, including between Los Angeles and San Francisco and between Los Angeles and Las Vegas, both of which have a customer lounge, a café, a display of our energy products and 40 charging stalls.  With continued emphasis on convenient, reliable, and ubiquitous charging, 2018 will be another big year for Tesla charging infrastructure.

The unveiling of Tesla Semi on November 16 launched Tesla into a new product category that will have a transformative impact due to a total cost of ownership that is superior to diesel trucks. Tesla Semi combines a real-world range of up to 500 miles with unprecedented performance while pulling a standard payload.  Its distinctive torque enables smooth acceleration to highway speed even when fully loaded with cargo.  Moreover, it has been designed to dramatically improve safety not only for the driver and cargo, but also for pedestrians and other cars on the road.

Tesla will be the first Semi customer.  We plan to use the Tesla Semi for our own logistics by transporting Model 3 components from Gigafactory 1 to Fremont.  Additionally, our initial fleet customers who placed reservations for the Tesla Semi have been helping us develop the best possible truck.

Also, after developing it in stealth with a very small team, we were thrilled to surprise everyone with the next-generation Roadster.  Roadster was at the genesis of Tesla, a car that proved electric vehicles can be fast, exciting and here to stay.  The new Roadster takes this concept to the next level.  With 0-60 mph acceleration of 1.9 seconds and maximum speed of more than 250 mph, it will be the fastest car in the world.  When that performance is combined with its 620 miles (1,000 km) of range, this supercar puts to rest any debate about the limitations of electric vehicles.

ADVANCING SUSTAINABLE ENERGY

2018 will see major growth in Tesla energy storage deployments, as the production ramp of our storage products is just as steep as with Model 3.  This year, we aim to deploy at least three times the storage capacity we deployed in 2017.

On December 1, 2017, installation of the largest battery in the world was completed ahead of schedule in South Australia.  This project is already generating substantial benefit by meeting high summer demand when supply is limited and by instantaneously responding to unplanned interruptions or frequency drops in the grid.  Due to the success of this project, we're seeing an increase in demand for Powerpack, our commercial energy storage product. With more electric utilities and governments around the world recognizing the reliability, environmental, and economic benefits of this product, it’s clear that there is a huge opportunity for us in large scale energy storage.

Powerwall demand for home energy storage remains exceptionally high, with orders consistently above production levels.  We are increasingly promoting our energy products in Tesla stores and in non-Tesla retail locations.  There is a significant cross-selling potential between Powerwall and our solar products, as evidenced by the fact that a vast majority of the customers who have ordered Solar Roof have also ordered at least one Powerwall.

In Q4, we deployed 143 MWh of energy storage products, growing 45% from Q4 2016.  Deployment of 129 MWh of energy storage in South Australia will be recognized in Q1 2018 based on commercial transfer of the site to the customer.

We also deployed 87 MW of energy generation systems in Q4, which is 20% less than Q3 2017.  Solar MW deployed declined as volumes continue to be impacted by our decision to close certain sales channels earlier this year and to focus on projects with better margins.  In addition, solar deployments were affected by the short supply of Powerwalls for customers who wanted solar plus Powerwall in their house.  While volumes may continue to be impacted by these factors over the near-term, we expect growth to resume later this year.

We continue to ramp energy sales in Tesla retail stores and are expanding our presence in partner locations.  The mix of our residential solar sales continues to shift towards cash and loan as compared to leasing, reaching 54% of total residential solar sales in Q4, up from 25% in Q4 2016. This has contributed to improved cash performance of this business.

Initial production of Solar Roof at the Gigafactory 2 in Buffalo started in Q4, and we are ahead of schedule with the hiring targets we’ve agreed to with the state of New York.  As Solar Roof is truly the first-of-its-kind and there is significant complexity in both its manufacturing and installation, we are deliberately ramping production at a gradual pace.  When fully scaled, Gigafactory 2 will be able to produce enough solar cells to add more than 150,000 new residential solar installations every year.  As we ramp production, a portion of the output will be dedicated for Solar Roof tiles with the balance used in our proprietary high-efficiency retrofit solar panels.  With demand outpacing production, we expect our backlog to remain in excess of one year for the next several quarters.

Q4 2017 RESULTS

Revenue & Gross Margin

	Three Months Ended			Change
	December 31,	September 30,	December 31,
	2017	2017	2016	QoQ		YoY
Automotive revenue ($000)	$2,702,195	$2,362,889	$1,994,123	14%		36%
Automotive gross margin – GAAP	18.9%	18.3%	22.6%	63	bp	-364	bp
Automotive gross margin excluding SBC and ZEV credit – non-GAAP	13.8%	18.7%	22.2%	-490	bp	-841	bp

•

Automotive revenue in Q4 increased by 36% over Q4 2016, mainly due to 35% growth in vehicle deliveries. For 2017, Automotive revenue was up 52% from 2016.  ZEV credit sales in Q4 were $179 million as compared to $20 million in Q4 2016.

•

Approximately 23% of Q4 deliveries were subject to lease accounting, which was slightly higher than in Q3.  Last week, we closed a $546 million asset backed securitization (ABS) of our Model S and X lease portfolio, which was our first such offering.  This transaction and future ones like it will free up significant leasing capacity for long-term growth.

•

GAAP Automotive gross margin improved slightly compared to Q3 to 18.9%.  Non-GAAP Automotive gross margin declined to 13.8% in Q4, which was below our expectations.  This is more than fully explained by the slower than expected ramp of Model 3.  Since Model 3 production was in the early stages of the ramp, allocation of full operating costs and depreciation made its gross margin negative.  We are expecting a negative Model 3 gross margin in Q1, while generating positive operating cash flows.

•

Model S and Model X gross margin in Q4 declined very slightly compared to Q3.  This was primarily due to significant reserves booked for fixed assets that are no longer in service.  We expect Model S and Model X gross margins to increase in 2018 with improved trim mix and option content, lower cost of acquisition and lower manufacturing costs.

	Three Months Ended			Change
	December 31,	September 30,	December 31,
	2017	2017	2016	QoQ		YoY
Energy generation and storage revenue ($000)	$298,037	$317,505	$131,385	-6%		127%
Energy generation and storage gross margin	5.5%	25.3%	2.7%	-1,979	bp	273	bp

•	Energy generation and storage revenue in Q4 decreased by 6% compared to Q3. This was mainly driven by seasonal decline in solar deployment and by our continued focus on more profitable, cash sales.
•

GAAP gross margin in Q4 declined significantly as compared to Q3, due largely to several one-time factors and a higher mix of storage products.  Q4 gross margin was impacted by the typical seasonal decline in solar energy production and correspondingly lower lease revenue in the winter months. We also booked one-time air freight costs for the South Australian battery project and took write-downs related to legacy commercial & industrial projects that we had committed to prior to the acquisition of SolarCity.

•	We expect gross margin to improve significantly in 2018 from higher operational and manufacturing cost efficiencies as well as deployment of higher-quality commercial projects.

Other Highlights

•	Service and Other revenue decreased by 5% compared to Q3 but increased by 81% compared to Q4 2016. Used car sales was the main driver of this year-over-year growth.
•

Service and Other gross loss increased to $89 million due to the significant growth of our service network in Q4 that has not been fully utilized yet as the Model 3 production ramp works to catch up, reserves for settlements with former customers of Grohmann and a one-time warranty true-up for used car sales.  Gross margin on used cars sales was close to breakeven.

•

Operating expenses increased by 5% sequentially to a total of $1.04 billion in spite of significant revenue growth.  We continue to focus on keeping tight control over operating expenses even as we ramp production.

•	Basic shares outstanding at the end of Q4 were approximately 168 million.

Cash Flow and Liquidity

	Three Months Ended			Change
	December 31,	September 30,	December 31,
($000)	2017	2017	2016	QoQ	YoY
Cash flows from operating activities	$509,891	$(300,562)	$(448,209)	270%	214%
Collateralized lease borrowings	94,894	80,752	212,040	18%	-55%
Operating cash flows plus collateralized lease borrowings	$604,785	$(219,810)	$(236,169)	375%	356%

•

Cash flow from operating activities reached $510 million in Q4, achieving a new quarterly record.  This was achieved mainly by improved collection of receivables, inventory reduction of finished vehicles, improved working capital from the ramp of Model 3, and growth in customer deposits.  Cash flow from operating activities in 2017 was close to breakeven.

•

The definition of operating cash flow includes cash outflow consumed by vehicle leasing.  In order to show our cash flow from operations before leasing activities, proceeds from collateralized lease borrowing need to be added back.  When that is done, our operating cash flow was $605 million in Q4.  Additional $149 million of net funding was received in Q4 through our vehicle lease warehouse line and tax equity fund to help our cash flows.

•

Capital expenditures reached $787 million in Q4. The majority was attributable to Model 3 and Gigafactory 1 production capacity increases. We are continuing to proactively manage capex spending.  Additionally, some capex payments for Model 3 have been deferred to Q1.

OUTLOOK

2018 will be a transformative year for Tesla, with a high level of operational scaling.  As we ramp production of both Model 3 and our energy products while keeping tight control of operating expenses, our quarterly operating income should turn sustainably positive at some point in 2018.

We expect Model S and Model X deliveries to be approximately 100,000 in total, constrained by the supply of cells with the old 18650 form factor.  As our sales network continues to expand to new markets in 2018, we believe orders should continue to grow.  With demand outpacing production, we plan to optimize the options mix in order to maximize gross margin.  As stated above, we continue to target a weekly Model 3 production rate of 2,500 by the end of Q1 and 5,000 by the end of Q2.  Also, we are focused on achieving our target of 25% gross margin for Model 3 after our production stabilizes at 5,000 cars per week.

We expect energy storage products to experience significant growth, with our aim to at least triple our sales this year.  We expect energy generation and storage gross margin to improve significantly in 2018 as we enter the year with a backlog of higher-margin commercial solar projects and a more profitable energy storage business due to manufacturing efficiencies from scaling.

Service and Other gross margin should improve in each subsequent quarter in 2018.  This will be achieved mainly through improved service productivity via Mobile Service and better remote diagnostics for Model 3.  Diagnostics architecture has been substantially redesigned for Model 3 in order to reduce physical service visits by more than 50%.  Additionally, Superchargers will start generating revenue in 2018 with pay per use charging primarily by Model 3 customers.

Capital expenditures in 2018 are projected to be slightly more than 2017.  The majority of the spending will be to support increases in production capacity at Gigafactory 1 and Fremont, and for building stores, service centers, and Superchargers.

This year, we are starting a new chapter of our journey.  Hundreds of thousands of people will switch to our EVs and many others will turn their houses into near self-sufficient energy generators. This is the year when we believe we can achieve true cost parity - producing a premium EV like the Model 3 will be no more expensive than producing an ICE vehicle, something that many believe is not yet possible.  We’ll continue to work as hard as we can to bring sustainable energy generation, storage and consumption into the mainstream.

Elon Musk, Chairman & CEO	Deepak Ahuja, Chief Financial Officer

WEBCAST INFORMATION

Tesla will provide a live webcast of its fourth quarter and full year 2017 financial results conference call beginning at 2:30 p.m. PT on February 7, 2018, at ir.tesla.com. This webcast will also be available for replay for approximately one year thereafter.

NON-GAAP FINANCIAL INFORMATION

Consolidated financial information has been presented in accordance with GAAP as well as on a non-GAAP basis to supplement our consolidated financial results. Our non-GAAP financial measures include non-GAAP gross margin, non-GAAP net income (loss) attributable to common stockholders, non-GAAP net income (loss) attributable to common stockholders on a per share basis, and operating cash flows plus change in collateralized lease borrowing. Management believes that it is useful to supplement its GAAP financial statements with this non-GAAP information because management uses such information internally for its operating, budgeting and financial planning purposes. These non-GAAP financial measures also facilitate management’s internal comparisons to Tesla’s historical performance as well as comparisons to the operating results of other companies. Management also believes that presentation of the non-GAAP financial measures provides useful information to our investors regarding our financial condition and results of operations because it allows investors greater transparency to the information used by Tesla management in its financial and operational decision-making so that investors can see through the eyes of Tesla management regarding important financial metrics that Tesla management uses to run the business as well as allows investors to better understand Tesla’s performance. Non-GAAP information is not prepared under a comprehensive set of accounting rules and therefore, should only be read in conjunction with financial information reported under U.S. GAAP when understanding Tesla’s operating performance. A reconciliation between GAAP and non-GAAP financial information is provided below.

FORWARD-LOOKING STATEMENTS

Certain statements in this shareholder letter, including statements in the “Outlook” section; statements relating to the progress Tesla is making with respect to product and software development, such as Model 3, Solar Roof and Autopilot; statements regarding growth in the number of Tesla store, service center, delivery hub, Supercharger and destination charger locations and in other service and repair capabilities; statements relating to the production, production rate and delivery timing of products such as Model 3, energy storage and Solar Roof; statements regarding growth of our energy generation and storage business and means to achieve such growth; growth in demand and orders for Tesla products and the catalysts for that growth; the ability to achieve product demand, volume, production, delivery, inventory, deployment, revenue, cash generation, cash flow, leasing, gross margin, spending, capital expenditure and profitability targets; productivity improvements and capacity expansion plans, such as for Gigafactory 1; and statements regarding Gigafactory 1 and Gigafactory 2 timing, plans and output expectations, including those related to battery and photovoltaic cell and other production, are “forward-looking statements” that are subject to risks and uncertainties. These forward-looking statements are based on management’s current expectations, and as a result of certain risks and uncertainties, actual results may differ materially from those projected. The following important factors, without limitation, could cause actual results to differ materially from those in the forward-looking statements: the risk of delays in the manufacture, production, delivery and/or completion of our vehicles and energy products, particularly Model 3; the ability to design and achieve and grow simultaneous and separate market acceptance of Model S, Model X and their variants, as well as new vehicle models, specifically Model 3; the ability of suppliers to meet quality and part delivery expectations at increasing volumes, especially with respect to Model 3 parts; any failures by Tesla products to perform as expected or if product recalls occur; Tesla’s ability to continue to reduce or control manufacturing and other costs; consumers’ willingness to adopt electric vehicles; competition in the automotive and energy product markets generally and the alternative fuel vehicle market and the premium sedan, premium SUV and small to medium-sized sedan markets in particular; Tesla’s ability to establish, maintain and strengthen the Tesla brand; Tesla’s ability to manage future growth effectively as we rapidly grow, especially internationally; the unavailability, reduction or elimination of government and economic incentives for electric vehicles and energy products; Tesla’s ability to establish, maintain and strengthen its relationships with strategic partners such as Panasonic; potential difficulties in finalizing, performing and realizing potential benefits under definitive agreements for Gigafactory 1 and Gigafactory 2, maintaining Gigafactory 1 and Gigafactory 2 implementation schedules, output and cost estimates; Tesla’s ability to execute on its strategy for new store, delivery hub, service center, Supercharger and other locations and capabilities; and adverse foreign exchange movements. More information on potential factors that could affect our financial results is included from time to time in our Securities and Exchange Commission filings and reports, including the risks identified under the section captioned “Risk Factors” in our quarterly report on Form 10-Q filed with the SEC on November 3, 2017. Tesla disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

Investor Relations Contact: Martin Viecha Investor Relations ir@tesla.com	Press Contact: Dave Arnold Communications press@tesla.com

Tesla, Inc.

Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2017	2017	2016	2017	2016
Revenues
Automotive sales	$2,409,109	$2,076,731	$1,739,449	$8,534,752	$5,589,007
Automotive leasing	293,086	286,158	254,674	1,106,548	761,759
Total automotive revenue	2,702,195	2,362,889	1,994,123	9,641,300	6,350,766
Energy generation and storage	298,037	317,505	131,385	1,116,266	181,394
Services and other	288,017	304,281	159,123	1,001,185	467,972
Total revenues	3,288,249	2,984,675	2,284,631	11,758,751	7,000,132
Cost of revenues
Automotive sales	1,999,631	1,755,622	1,372,604	6,724,480	4,268,087
Automotive leasing	191,541	175,224	171,818	708,224	481,994
Total automotive cost of revenues	2,191,172	1,930,846	1,544,422	7,432,704	4,750,081
Energy generation and storage	281,715	237,288	127,779	874,538	178,332
Services and other	376,576	367,401	177,152	1,229,022	472,462
Total cost of revenues (1)	2,849,463	2,535,535	1,849,353	9,536,264	5,400,875
Gross profit	438,786	449,140	435,278	2,222,487	1,599,257
Operating expenses
Research and development (1)	354,637	331,622	245,960	1,378,073	834,408
Selling, general and administrative (1)	682,290	652,998	456,016	2,476,500	1,432,189
Total operating expenses	1,036,927	984,620	701,976	3,854,573	2,266,597
Loss from operations	(598,141)	(535,480)	(266,698)	(1,632,086)	(667,340)
Interest income	6,280	5,531	2,179	19,686	8,530
Interest expense (2)(3)	(146,363)	(117,109)	(65,104)	(471,259)	(198,810)
Other (expense) income, net	(41,677)	(24,390)	121,224	(125,373)	111,272
Loss before income taxes	(779,901)	(671,448)	(208,399)	(2,209,032)	(746,348)
(Benefit) provision for income taxes	(9,094)	(285)	11,070	31,546	26,698
Net loss	(770,807)	(671,163)	(219,469)	(2,240,578)	(773,046)
Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	(95,457)	(51,787)	(98,132)	(279,178)	(98,132)
Net loss attributable to common stockholders	$(675,350)	$(619,376)	$(121,337)	$(1,961,400)	$(674,914)
Net loss per share of common stock attributable to common stockholders – basic and diluted	$(4.01)	$(3.70)	$(0.78)	$(11.83)	$(4.68)
Weighted average shares used in computing net loss per share of common stock – basic and diluted	168,314	167,294	155,024	165,758	144,212

Notes:
(1) Includes stock-based compensation expense of the following for the periods presented:
Cost of revenue	$16,182	$10,166	$8,562	$43,845	$30,400
Research and development	59,564	51,066	41,304	217,616	154,632
Selling, general and administrative	58,602	51,421	37,845	205,299	149,193
Total stock-based compensation expense	$134,348	$112,653	$87,711	$466,760	$334,225
(2) Interest expense includes non-cash interest expense related to convertible notes and other borrowing for the periods presented:	$71,597	$62,731	$39,915	$251,206	$133,815
(3) Interest expense includes the following as a result of the assumed debt from SolarCity:
Interest expense (excluding amortization of debt discount and fees) – recourse debt	$6,129	$8,943	$5,476	$39,348	$5,476
Interest expense (excluding amortization of debt discount and fees) – non-recourse debt	25,581	24,508	10,007	97,867	10,007
Total	$31,710	$33,451	$15,483	$137,215	$15,483

Tesla, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	December 31,	December 31,
	2017	2016
Assets
Current assets
Cash and cash equivalents	$3,367,914	$3,393,216
Restricted cash	155,323	105,519
Accounts receivable, net	515,381	499,142
Inventory	2,263,537	2,067,454
Prepaid expenses and other current assets	268,365	194,465
Total current assets	6,570,520	6,259,796
Operating lease vehicles, net	4,116,604	3,134,080
Solar energy systems, leased and to be leased, net	6,347,490	5,919,880
Property, plant and equipment, net	10,027,522	5,982,957
Goodwill and intangible assets, net	421,739	376,145
MyPower customer notes receivable, net of current portion	456,652	506,302
Restricted cash, net of current portion	441,722	268,165
Other assets	273,123	216,751
Total assets	$28,655,372	$22,664,076
Liabilities and Equity
Current liabilities
Accounts payable	$2,390,250	$1,860,341
Accrued liabilities and other	1,731,366	1,210,028
Deferred revenue	1,015,253	763,126
Resale value guarantees	787,333	179,504
Customer deposits	853,919	663,859
Current portion of long-term debt and capital leases (1)	858,026	1,150,147
Total current liabilities	7,636,147	5,827,005
Long-term debt and capital leases, net of current portion (1)	9,456,842	5,969,500
Deferred revenue, net of current portion	1,177,799	851,790
Resale value guarantees, net of current portion	2,309,222	2,210,423
Other long-term liabilities	2,442,970	1,891,449
Total liabilities	23,022,980	16,750,167
Redeemable noncontrolling interests in subsidiaries	397,734	367,039
Convertible senior notes (1)(2)	70	8,784
Total stockholders' equity	4,237,242	4,752,911
Noncontrolling interests in subsidiaries	997,346	785,175
Total liabilities and equity	$28,655,372	$22,664,076

(1) Breakdown of our debt is as follows:
Recourse debt	$6,755,376	$4,630,886
Non-recourse debt	$2,873,458	$2,375,782

(2) As of December 31, 2017, our common stock price exceeded the conversion threshold price of our convertible senior notes due in

      2018 (2018 Notes) issued in May 2013; therefore, the 2018 Notes were convertible at the holder’s option. As such, the carrying value of the 2018 Notes was classified as a current liability and the difference between the principal amount and the carrying value of the 2018 Notes was reflected as convertible debt in mezzanine equity, on our condensed consolidated balance sheet as of

      December 31, 2017.

Tesla, Inc.

Condensed Consolidated Statement of Cash Flows

(Unaudited)

(In thousands)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2017	2017	2016	2017	2016
Cash Flows from Operating Activities
Net loss	$(770,807)	$(671,163)	$(219,469)	$(2,240,578)	$(773,046)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	469,606	400,624	326,939	1,636,003	947,099
Stock-based compensation	134,348	112,653	87,711	466,760	334,225
Losses (gains) related to the SolarCity acquisition	27,950	18,225	(88,727)	57,746	(88,727)
Other	151,756	88,867	(8,068)	516,018	150,481
Changes in operating assets and liabilities, net of effect of business combinations	497,038	(249,768)	(546,595)	(496,603)	(693,861)
Net cash provided by (used in) operating activities	509,891	(300,562)	(448,209)	(60,654)	(123,829)
Cash Flows from Investing Activities
Capital expenditures	(786,688)	(1,116,434)	(521,612)	(3,414,814)	(1,280,802)
Payments for the cost of solar energy systems, leased and to be leased	(119,455)	(128,293)	(159,669)	(666,540)	(159,669)
Business combinations, net of cash acquired	(5,376)	—	213,523	(114,523)	213,523
Maturities of short-term marketable securities	—	—	—	—	16,667
Changes in restricted cash and other	(50,357)	(70,205)	(126,993)	(223,090)	(206,149)
Net cash used in investing activities	(961,876)	(1,314,932)	(594,751)	(4,418,967)	(1,416,430)
Cash Flows from Financing Activities
Net cash flows from debt activities	28,056	1,820,399	880,154	2,414,896	538,439
Collateralized lease borrowings	94,894	80,752	212,040	511,321	769,709
Net borrowings under warehouse facilities	116,820	78,297	90,000	283,811	390,000
Net cash flows from noncontrolling interests	26,284	41,643	180,277	527,487	180,277
Proceeds from issuances of common stock in public offerings	—	—	—	400,175	1,701,734
Other	19,788	80,415	10,356	277,174	163,817
Net cash provided by financing activities	285,842	2,101,506	1,372,827	4,414,864	3,743,976
Effect of exchange rate changes on cash and cash equivalents	4,027	8,094	(20,908)	39,455	(7,409)
Net (decrease) increase in cash and cash equivalents	(162,116)	494,106	308,959	(25,302)	2,196,308
Cash and cash equivalents at beginning of period	3,530,030	3,035,924	3,084,257	3,393,216	1,196,908
Cash and cash equivalents at end of period	$3,367,914	$3,530,030	$3,393,216	$3,367,914	$3,393,216

Supplemental Consolidated Financial Information:

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
Free Cash Flow	2017	2017	2016	2017	2016
Cash flows from operating activities	$509,891	$(300,562)	$(448,209)	$(60,654)	$(123,829)
Capital expenditures	(786,688)	(1,116,434)	(521,612)	(3,414,814)	(1,280,802)
Free cash flow	$(276,797)	$(1,416,996)	$(969,821)	$(3,475,468)	$(1,404,631)

Tesla, Inc.

Reconciliation of GAAP to Non-GAAP Financial Information

(Unaudited)

(In thousands, except per share data)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2017	2017	2016	2017	2016
Automotive gross profit – GAAP	$511,023	$432,043	$449,701	$2,208,596	$1,600,685
Stock-based compensation expense	16,182	10,166	8,562	43,845	30,400
ZEV credit revenue recognized	(179,142)	(575)	(19,840)	(279,717)	(215,432)
Automotive gross profit excluding SBC and ZEV credit – non-GAAP	$348,063	$441,634	$438,423	$1,972,724	$1,415,653

Automotive gross margin – GAAP	18.9%	18.3%	22.6%	22.9%	25.2%
Stock-based compensation expense	0.6%	0.4%	0.4%	0.5%	0.5%
ZEV credit revenue recognized	-5.7%	0.0%	-0.8%	-2.3%	-2.6%
Automotive gross margin excluding SBC and ZEV credit – non-GAAP	13.8%	18.7%	22.2%	21.1%	23.1%

Net loss attributable to common stockholders – GAAP	$(675,350)	$(619,376)	$(121,337)	$(1,961,400)	$(674,914)
Stock-based compensation expense	134,348	112,653	87,711	466,760	334,225
Acquisition related transaction costs	—	—	15,807	—	15,807
Losses (gains) related to the SolarCity acquisition	27,950	18,225	(88,727)	57,746	(88,727)
Net loss attributable to common stockholders – non-GAAP	$(513,052)	$(488,498)	$(106,546)	$(1,436,894)	$(413,609)

Net loss per share attributable to common stockholders, basic and diluted – GAAP	$(4.01)	$(3.70)	$(0.78)	$(11.83)	$(4.68)
Stock-based compensation expense	0.80	0.67	0.56	2.82	2.32
Acquisition related transaction costs	—	—	0.10	—	0.11
Losses (gains) related to the SolarCity acquisition	0.17	0.11	(0.57)	0.35	(0.62)
Net loss income per share attributable to common stockholders, basic and diluted – non-GAAP	$(3.04)	$(2.92)	$(0.69)	$(8.66)	$(2.87)
Shares used in per share calculation, basic and diluted – GAAP and non-GAAP	168,314	167,294	155,024	165,758	144,212